Exhibit 99.1

Abington Bancorp Announces Third Quarter 2003 Results

    ABINGTON, Mass.--(BUSINESS WIRE)--Oct. 23, 2003--Abington Bancorp, Inc. (NASDAQ: ABBK), the parent company of Abington Savings Bank (the "Bank"), today reported net income of $385 thousand, or $0.09 per diluted share, for the quarter ended September 30, 2003. These results are somewhat better than the projected break-even quarter the Company announced on September 4, 2003 due to higher than anticipated securities gains, lower penalties associated with debt prepayment and other miscellaneous income received during the quarter. This compares with restated net income of $1.49 million, or $0.42 per diluted share, for the same quarter last year.
    For the first nine months of 2003, net income was $2.31 million, or $0.58 per diluted share, compared with the restated $5.05 million, or $1.50 per diluted share, for the comparable 2002 period.

    Pending Merger

    On October 21, 2003, Abington Bancorp, Inc. and Seacoast Financial Services Corporation (SCFS), New Bedford, Massachusetts, jointly announced the execution of a definitive agreement whereby SCFS will acquire Abington Bancorp, Inc. Abington's shareholders will receive $34 per share in cash, 1.4468 shares of SCFS common stock, or a combination thereof, subject to certain election and allocation procedures intended to ensure that 75% of Abington's shares will be exchanged for SCFS common stock and 25% for cash. The transaction is expected to be completed during the second quarter of 2004, or sooner, subject to the approval by Abington's shareholders and regulators of both companies.

    Quarterly Results

    During the quarter ended September 30, 2003, the Company announced a balance sheet restructuring program designed to improve future earnings, strengthen capital ratios and reduce interest rate and price risk. The program was completed by quarter end and included the sale of $75 million of higher risk and $22 million of small denomination mortgage-backed securities. Proceeds from the sales were used to reduce approximately $72 million of longer-term, higher-cost Federal Home Loan Bank (FHLB) borrowings. In connection with this program, the Company recorded approximately $1.72 million in charges related to the prepayment of the FHLB debt during the third quarter of 2003. The Company repaid an additional $46 million of short-term FHLB debt during the quarter and sold an additional $12 million of higher risk mortgage-backed securities. All of these activities affected the Company's net income for the three and nine month periods of 2003, in comparison to prior year periods.
    Results for the 2003 periods include the operations of the former Massachusetts Fincorp, Inc. (MAFN), acquired by the Company in September 2002 under the purchase method of accounting. Under this method, the assets, liabilities and operating results of MAFN are excluded from the balance sheet and operating results of the Company through the date of acquisition, September 13, 2002. In addition, net income for the 2002 periods has been restated to reflect a number of previously announced accounting adjustments, primarily related to the Bank's investment portfolio.
    "The increase in longer-term interest rates during the third quarter afforded us the opportunity to repay some of our longer-term, higher-cost borrowings and reposition our balance sheet to more closely reflect the current interest rate environment," said James P. McDonough, president and chief executive officer. "We believe that actions taken during the third quarter both strengthen our balance sheet and enhance Abington's prospects for improved operating performance going forward. At the same time, we are pleased by our continuing progress in attracting and growing our deposit base, and the continuing strength of our mortgage operations."

    Quarterly Interest Income and Expense

    For the third quarter of 2003, interest and dividend income was $9.34 million, a decline of approximately $1.99 million, or 17.6%, from the $11.33 million reported for the prior year quarter, reflecting the maturity and repricing of higher yielding earning assets at lower rates, accelerated prepayment of mortgage-backed securities and loans and the related accelerated premium amortization. This decline was partially offset by interest earned on a higher volume of investment securities and loans, which included a combination of assets acquired in the MAFN acquisition and the purchase of additional investment securities during the first quarter of 2003, plus internal loan growth and loan purchases. The yield on earning assets was 4.39% for the third quarter of 2003, compared to 5.94% for the same period of 2002. Interest expense for the third quarter of 2003 was $3.74 million, a decrease of $1.07 million, or 22.3%, from the $4.81 million reported in the same quarter in 2002. This decrease was generally due to lower rates paid on deposits and short-term borrowed funds, coupled with the September 2003 prepayment of higher cost FHLB borrowings. This was reflected in the Company's cost of funds, which declined to 1.80% for the third quarter of 2003, compared with 2.54% in the comparable 2002 quarter.
    Net interest income for the third quarter of 2003 was $5.60 million, compared with the restated $6.52 million for the third quarter of 2002, a decrease of $918 thousand, or 14.1%. The net interest margin was 2.63% in the 2003 period compared to the restated 3.42% in the third quarter of 2002. Included as interest expense for the third quarter of 2003 are $261 thousand in costs associated with Company obligated manditorily redeemable securities. This classification became effective on July 1, 2003 pursuant to Statement of Financial Accounting Standards (SFAS) No. 150. Consistent with SFAS No. 150, prior periods have not been restated and these costs are included as non-interest expense.

    Quarterly Non-interest Income and Expense

    Non-interest income for the third quarter of 2003 was $5.30 million, an increase of $2.46 million, or 86.4%, over the $2.84 million reported for the third quarter of 2002. Gains on sales of mortgage loans increased by $1.10 million, or 140.3%, over the 2002 third quarter, reflecting a higher volume of loan originations and funding activity during the 2003 third quarter. Customer service fees, consisting of deposit service charges, ATM and debit card fees, increased by $663 thousand, or 30.9%, over the 2002 quarter, primarily due to revised pricing schedules and an increase in the number of deposit accounts. Realized gains from the sale of securities were $221 thousand in the 2003 quarter, compared with realized losses of $328 thousand recorded in the third quarter of 2002.
    Non-interest expense for the quarter ended September 30, 2003 was $10.38 million, compared with $6.83 million in the third quarter of 2002, an increase of $3.56 million, or 52.0%. Salaries and employee benefits increased by $1.28 million, or 37.5%, to $4.68 million, reflecting the additional branch and operations personnel associated with the MAFN acquisition, volume-related commissions paid to mortgage loan originators, and accruals for other mortgage company incentives. Occupancy and equipment costs were $1.20 million in 2003's third quarter, an increase of $105 thousand, or 9.56%, over the third quarter of 2002, reflecting higher overhead associated with the newly-acquired MAFN branches and costs associated with the relocation of the Company's corporate headquarters in the third quarter of 2002. Non-interest expense for the quarter also includes the previously mentioned $1.72 million in charges related to the prepayment of $72 million in Federal Home Loan Bank borrowings. All other non-interest expense for 2003 totaled $2.78 million for the quarter, up $451 thousand from the $2.33 million reported for 2002. Factors contributing to the increase include volume related data processing costs, increased marketing and advertising expense and additional expenses related to mortgage banking activity. A total of $261 thousand in payments on the Company obligated manditorily redeemable securities included as interest expense in the third quarter of 2003 is reported as non-interest expense in 2002, pursuant to SFAS No. 150.

    Nine-Month Operating Results

    For the nine months ended September 30, 2003, net interest income was $18.05 million, compared with the restated $18.20 million in the same period in 2002, a decrease of $157 thousand, or 0.86%. Payments of $261 thousand on Company obligated manditorily redeemable securities are included as interest expense for the nine months ended September 30, 2003 and no related expense is recorded as interest expense in 2002. Consistent with results for earlier 2003 periods, the Company's interest income was affected by the maturity and repricing of higher yielding earning assets, accelerated prepayment on loans and investment securities and the related accelerated premium amortization.
    Non-interest income for the period was $14.69 million, compared with the $9.08 million earned over the first nine months of 2002, an increase of $5.61 million, or 61.7%. Services charges and fees grew by more than $1.52 million, or 24.2%, from 2002, reflecting the higher fee schedule in effect, applied to a higher volume of deposit accounts. Gains on sales of mortgage loans increased by $2.54 million, or 99.5%, over the prior year as high levels of refinance activity continued throughout the period due to the low interest rate environment. Realized gains from the sale of securities for 2003 were $919 thousand compared with realized losses of $241 thousand recorded during 2002.
    Non-interest expense for the first nine months of 2003 was $28.52 million, compared with $19.14 million in the first nine months of 2002, an increase of $9.4 million, or 49%. The increase in non-interest expense in 2003 reflects the previously mentioned $1.7 million in FHLB prepayment penalties; increased volumes and activity related to internal growth and the MAFN acquisition; commissions and professional fees related to mortgage banking activities; volume related data processing costs; increased expenditures for marketing and advertising and costs associated with the re-audit of 2001 financial statements.

    Balance Sheet Data

    At September 30, 2003, total investments were $296.5 million, a decrease of $55.86 million, or 15.9%, over the $352.3 million reported at December 31, 2002. This reflects a combination of maturities and prepayment activity within the portfolio and portfolio sales in excess of purchases. Cash flow and sales proceeds from the portfolio were used to reduce borrowings and fund loan growth.
    At September 30, 2003, the allowance for loan losses was $4.24 million, or 1.10% of total loans, compared with $4.21 million, or 1.17% of total loans at December 31, 2002. Non-performing loans totaled $2.26 million, or 0.27% of total assets at quarter end, compared with $2.0 million, or 0.22% of total assets at year-end 2002. Net charge-offs for the third quarter of 2003 were $26 thousand.
    Total assets at September 30, 2003 were $823.2 million, down $80.1 million, or 8.9%, from the $903.2 million at year-end 2002. Total loans at September 30, 2003 were $386.4 million, compared with $361.4 million at December 31, 2002, an increase of 6.9%. Short-term investments and funds sold decreased by $20.7 million from year-end and loans held for sale declined by $20.6 million as mortgage banking activity slowed at the end of the third quarter of 2003. The increase in portfolio loans includes the purchase of residential mortgage loans from third parties, in addition to the retention of selected mortgage loans originated by the Bank's mortgage banking subsidiary and internal growth in commercial real estate and consumer loans.
    Deposits totaled $656.7 million at quarter end, compared with $646.6 million at year end 2002, an increase of $10.1 million, or 1.6%. Transaction accounts (demand and NOW accounts) grew by approximately $8.5 million, or 4.3%, to $204.5 million, while savings and money market accounts increased by $22.1 million, or 8.5%, to $282.5 million. Time deposits decreased by $20.5 million, or 10.8%, to $169.6 million at quarter end.
    Stockholders' equity was $56.80 million at September 30, 2003, compared with $57.8 million at December 31, 2002. Stockholders' equity per share was $14.54 at quarter end 2003 and $15.42 at year-end 2002. The change results from a combination of net income and stock option exercises, net of unearned compensation related to the Company's Employee Stock Ownership Plan and a decrease in the market value of investment securities, net of tax.
    At September 30, 2003, the Company had 3,907,000 shares of common stock outstanding, compared with 3,746,000 shares at year-end 2002, reflecting the issuance of common stock in connection with the exercise of stock options since year-end. Fully diluted weighted average shares outstanding were 4,079,000 and 3,519,000 respectively, during the quarters ended September 30, 2003 and 2002, reflecting the issuance of stock in connection with the MAFN acquisition in fall 2002. For the nine months ended September 30, 2003 and 2002, fully diluted weighted average shares outstanding were 4,001,000 and 3,374,000 respectively.

    Conference Call

    Abington Bancorp will hold a conference call with investors to discuss these results at 2:00 p.m. EDT today, October 23, 2003. The call will be hosted by James P. McDonough, President and Chief Executive Officer, and James K. Hunt, Chief Financial Officer and Treasurer. The call may be accessed telephonically or as a webcast. To participate in the call, please dial 1-800-901-5217, confirmation code 45485747. International callers should dial 617-786-2964, using the same confirmation code. To access the webcast, please visit the Company's website (www.abingtonsavings.com) approximately 15 minutes prior to the start of the call and follow the directions there. A replay of the call will be available as a webcast at the same location starting approximately two hours after the call is completed.

    About Abington Bancorp.

    Abington Bancorp, Inc. is a one-bank holding company for Abington Savings Bank. Abington Savings Bank is a Massachusetts-chartered savings bank with offices in Abington, Boston (Dorchester), Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Milton, Pembroke, Quincy, Randolph, Weymouth and Whitman. Its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation and in full by the additional coverage provided by the Depositors Insurance Fund.

    Certain statements herein constitute "forward-looking statements, "within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including the changing of regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. The Company disclaims any duty to update such forward-looking statements.



                         ABINGTON BANCORP, INC
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)


(Dollars in thousands)                 Sept. 30  Dec. 31   Sept. 30
                                         2003      2002       2002
Assets                                                     (Restated)

Cash and due from banks                 $26,964   $31,238    $40,376
Short-term investments                   57,174    77,878     22,244
    Total cash and cash equivalents      84,138   109,116     62,620

Loans held for sale                      15,055    35,629     27,661
Securities available for sale
 - at market value                      296,484   352,339    403,560
Loans                                   386,372   361,434    399,503
     Less:  Allowance for possible
      loan loss                          (4,238)   (4,212)    (6,222)
     Loans, net                         382,134   357,222    393,281

Federal Home Loan Bank stock, at cost    14,042    14,042     14,042
Banking premises and equipment, net      12,160    13,364     13,609
Goodwill                                  5,771     5,768      5,552
Intangible assets                         4,167     4,615      4,832
Other assets                              9,205    11,125     10,621
                                       $823,156  $903,220   $935,778

Liabilities and Stockholders' Equity

Deposits                               $656,680  $646,628   $648,175
Short-term borrowings                    12,489    11,006      7,575
Long-term debt                           79,136   167,009    187,590
Company obligated, mandatorily
  redeemable securities                  12,650         -          -
Accrued taxes and expenses                3,295     6,789      7,652
Other liabilities                         2,110     1,770     15,981
    Total liabilities                   766,360   833,202    866,973

Company obligated, manditorily
  redeemable securities                       -    12,238     12,219

Commitments and contingencies
Stockholders' equity:
  Serial preferred stock, $.10 par
   value, none issued
  Common stock, $.10 par value              571       555        552
  Additional paid-in capital             36,715    34,340     33,873
  Retained earnings                      36,153    35,106     34,389
                                         73,439    70,001     68,814
Treasury stock, 1,807,000 shares        (17,584)  (17,584)   (17,584)
Compensation plans                         (225)      120        120
Other accumulated comprehensive
 income - net unrealized gain (loss)
 on available for sale securities,
 net of taxes                             1,166     5,243      5,236
    Total stockholders' equity           56,796    57,780     56,586
                                       $823,156  $903,220   $935,778


Pursuant to the reporting requirements of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," Company Obligated Manditorily Redeemable Securities have been classified as liabilities in the consolidated financial statements as of September 30, 2003. Consistent with the provisions of the Statement, prior periods have not been restated. Issuance costs of these securities are included in other assets at September 30, 2003 and netted against face value in prior periods.


                         ABINGTON BANCORP, INC
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)


                            Three Months Ended      Nine Months Ended
(Dollars in thousands,         September 30           September 30
 except per share data)       2003       2002       2003       2002
Interest and dividend income:         (Restated)            (Restated)
  Interest and fees
   on loans                  $5,793      $6,218    $18,132    $18,670
  Interest on
   mortgage-backed
   securities                 3,102       4,513     10,664     13,761
  Interest on bonds
   and obligations              233         419        971      1,553
  Dividend income               108         128        455        410
  Interest on short-
   term investments             100          49        272        299
    Total interest and
     dividend income          9,336      11,327     30,494     34,693

Interest expense:
  Interest on deposits        1,876       2,540      6,455      8,224
  Interest on short-
   term borrowings              117          55        433        141
  Interest on long-term debt  1,482       2,214      5,300      8,126
  Interest on company
   obligated manditorily
   redeemable securities        261           -        261          -
    Total interest expense    3,736       4,809     12,449     16,491

Net interest income           5,600       6,518     18,045     18,202
Provision for loan losses         -         100        375         75
Net interest income
 after provision for
 loan losses                  5,600       6,418     17,670     18,127

Noninterest income
  Customer service fees       2,806       2,143      7,804      6,283
  Gain (loss) on sales
   of securities, net           221        (328)       919       (241)
  Gain on sales of
   mortgage loans, net        1,886         785      5,091      2,552
  Other                         388         244        872        487
    Total noninterest income  5,301       2,844     14,686      9,081

Noninterest expense:
  Salaries and
   employee benefits          4,683       3,406     14,146     10,025
  Occupancy and
   equipment expenses         1,203       1,098      3,558      2,736
  Payments on company
   obligated manditorily
   redeemable securities         19         280        579        840
  Prepayment penalty
   on borrowed funds          1,722           -      1,722          -
  Other noninterest expense   2,757       2,045      8,517      5,538
    Total noninterest
     expense                 10,384       6,829     28,522     19,139

Income before income taxes      517       2,433      3,834      8,069
Provision for income taxes      132         940      1,520      3,023

Net income                     $385      $1,493     $2,314     $5,046

Basic earnings per share      $0.10       $0.44      $0.61      $1.55
Diluted earnings per share    $0.09       $0.42      $0.58      $1.50

Weighted average
 common shares (Basic)    3,888,000   3,374,000  3,817,000  3,249,000
Common stock equivalents    191,000     145,000    184,000    125,000
Weighted average common
 shares (Diluted)         4,079,000   3,519,000  4,001,000  3,374,000

Pursuant to the reporting requirements of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," payments on Company Obligated, Manditorily Redeemable Securities subsequent to July 1, 2003, are reported as interest expense. Consistent with the provisions of the Statement, prior periods have not been restated and payments are reported as noninterest expense.


                        ABINGTON BANCORP, INC.
                        SELECTED FINANCIAL DATA
                              (Unaudited)


                                        Sept. 30  Dec. 31   Sept. 30
(In thousands, except per share data)     2003      2002      2002
                                                           (Restated)
Period End:
  Short-term investments                $57,174   $77,878     $22,244
  Securities available for sale,
   at market                            296,484   352,339     403,560
  Loans held for sale                    15,055    35,629      27,661
  Portfolio loans                       386,372   361,434     399,503
  Allowance for loan losses              (4,238)   (4,212)     (6,222)
  Total assets                          823,156   903,220     935,778
  Deposits                              656,680   646,628     648,175
  Borrowed funds                         91,625   178,015     195,165
  Company obligated, manditorily
   redeemable securities                 12,650    12,238      12,219
  Stockholders' equity                   56,796    57,780      56,586
  Book value per share                   $14.54    $15.42      $15.24
  Common shares outstanding               3,907     3,746       3,713

Three Months Ended:
  Net interest income                    $5,600    $6,229      $6,518
  Provision for loan losses                   -       150         100
  Non-interest income                     5,301     4,670       2,844
  Non-interest expense                   10,384     8,828       6,829
  Provision for income tax                  132       793         940
  Net income                                385     1,128       1,493

  Weighted average common shares
   (Basic)                                3,888     3,736       3,374
  Weighted average dilutive options         191       182         145
  Fully diluted weighted average
   shares                                 4,079     3,918       3,519

  Basic earnings per share                $0.10     $0.30       $0.44
  Fully diluted earnings per share        $0.09     $0.29       $0.42
  Dividends declared                      $0.11     $0.11       $0.10

Quarterly Yield Analysis
  Yield on loans                           5.77%     6.51%       7.00%
  Yield on investments                     3.83%     4.17%       5.12%
  Yield on short-term investments          0.45%     1.18%       1.59%
     Yield on earning assets               4.39%     5.19%       5.94%
  Rate paid on deposits                    1.13%     1.58%       1.79%
  Rate paid on borrowings                  4.47%     4.48%       4.77%
     Rate paid on interest bearing
      liabilities                          1.80%     2.21%       2.54%
  Interest rate spread                     2.59%     2.98%       3.40%
  Net interest margin                      2.63%     2.99%       3.42%

                                     Quarter Ended     Year ended
                                      September 30    December 31,
Loan Applications - Mortgage Banking:
                                         2003       2002        2001
       Quarter 1                       $195,000   $66,600     $76,800
       Quarter 2                        192,000    69,300      61,900
       Quarter 3                         90,000   133,700      65,900
       Quarter 4                                  156,300      90,900
       Cumulative                      $477,000  $425,900    $295,500

Pursuant to the reporting requirements of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," payments on Company Obligated Manditorily Redeemable Securities, subsequent to July 1, 2003, are included as interest expense. As provided by the Statement, prior periods have not been restated and payments are reported as noninterest expense.

    CONTACT: Abington Bancorp, Inc.
             James K. Hunt, 781-682-6903
             www.AbingtonSavings.com